Exhibit 5.2

September 23, 2005

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

We have acted as counsel to PPL Corporation, a Pennsylvania corporation (the “Company”), in connection with the registration statement (the “Registration Statement”) on Form S-3D filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of an aggregate of 6,873,644 shares of common stock of the Company par value $0.01 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Securities Act) in connection with the transactions described in the Registration Statement, the “Common Stock”) pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”).

We have examined the Registration Statement, the Plan, and a form of the share certificate and the Amended and Restated Articles of Incorporation the Company, each of which has been incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (i) the Common Stock to be acquired by participants in the Plan that are purchased in the open market or from other participants have been validly issued and are fully paid and nonassessable and (ii) the Common stock to be acquired by participants in the Plan that are being issued by the Company, assuming due issuance and delivery of the Common Stock and upon payment of the purchase price therefor, in each case in accordance with the Plan, will be validly issued, fully paid and nonassessable.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Pennsylvania, we have relied upon the opinion of Thomas D. Salus, Esq. dated the date hereof.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and, to the extent set forth herein, the law of the State of Pennsylvania.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Validity of Common Stock” in the prospectus included in the Registration Statement.

Very truly yours,

/s/    SIMPSON THACHER & BARTLETT LLP